UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2025

CAPSTONE HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-33560	86-0585310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5141 W. 122nd Street

Alsip, IL 60803

(Address of principal executive offices)

Registrant’s telephone number, including area code: (708) 371-0660

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0005 per share	CAPS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, at the November 18, 2025 annual meeting of Capstone Holding Corp. (the “Company”), the Company’s stockholders were asked to vote on a proposal to approve possible future payments to Nectarine Management LLC (“Nectarine”). Nectarine is owned by Michael Toporek, Matthew E. Lipman, Gordon Strout and John M. Holliman, III, all of whom are members of the Company’s Board of Directors with Mr. Lipman also serving as the Company’s Chief Executive Officer.

Nectarine owns all of the shares outstanding of the Company’s Series B Preferred Stock. Pursuant to the Certificate of Designations of the Series B Preferred Stock, until such time as less than 20% of the shares of Series B Preferred Stock remain outstanding, without the approval of the holders of at least 50% of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Company will not, either directly or indirectly, by amendment, merger, consolidation or otherwise, take certain actions, including, but not limited to, actions related to the Company’s charter, mergers, equity incentive plans, or assets acquisitions.

Because Messrs. Toporek, Lipman, Strout, and Holliman owners of Nectarine, are members of the Board, the Board delegated its authority to the Nominating and Corporate Governance Committee to review and approve the Company’s entry into any agreements with Nectarine.

To incentivize the Company’s largest stockholder to support the Company’s strategic growth initiatives, the Company’s stockholders (other than those affiliated with Nectarine who were ineligible to vote on this proposal) were asked to vote and, at the annual meeting, they approved, the Company’s entry into a letter agreement (“Nectarine Letter Agreement”) with Nectarine, which had previously been approved by the Nominating and Corporate Governance Committee. Under the Nectarine Letter Agreement, the Company will pay a consent fee for transactions including (i) mergers or consolidations involving the Company; (ii) sale, lease, or other disposition of Company or subsidiary assets, except ordinary course or replacement of equipment; (iii) issuance of capital stock, other than under an equity incentive plan; (iv) acquisition of assets or stock of another entity, including by merger; (v) entry into a joint venture; or (vi) incurrence of indebtedness for borrowed money, other than refinancings that do not increase outstanding principal.

As previously disclosed, on December 1, 2025, the Company closed the acquisition (the “Acquisition”) of Fraser Canyon Holdings Inc. (“FCHI’”) and its subsidiaries. FCHI does business as Canadian Stone Industries.

On December 19, 2025, pursuant to the Nectarine Letter Agreement, the Nominating and Corporate Governance Committee approved the payment to Nectarine of a fee of two percent (2%) of the US$4,435,225 in cash paid at closing as part of the consideration paid for FCHI. The Nominating and Corporate Governance Committee also approved the reimbursement of Nectarine’s legal fees with regard to the Acquisition up to a maximum of $50,000.

A total of approximately $88,700 will be paid to Nectarine in the coming months as Capstone’s liquidity permits. Messrs. Toporek and Lipman will each receive approximately $29,940, Mr. Strout will receive approximately $17,740, and Mr. Holliman will receive approximately $8,870. A Nectarine affiliate who is not a Board member will receive the balance of the $88,700 .

Nectarine’s personnel will receive a total of approximately $52,650 (at the current CAD:USD exchange rate) within two years from the date of the Acquisition upon the Company paying the principal of CAD$3,600,000 (and any interest) owed pursuant to a promissory note issued to the sellers of FCHI at the closing of the Acquisition. The payment amounts will be approximately $17,750 to each of Messrs. Toporek and Lipman, approximately $10,525 to Mr. Strout, and approximately $5,200 to Mr. Holliman.

Finally, if FCHI is paid the full amount of CAD$3,000,000 owed pursuant to the Acquisition earn-out agreement, then Nectarine’s personnel will receive a total of approximately US$43,900 (at the current CAD:USD exchange rate). The payment amounts will be approximately $14,800 to each of Messrs. Toporek and Lipman, approximately $8,775 to Mr. Strout, and approximately $4,400 to Mr. Holliman.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 5.02.

Item 8.01. Other Events.

As previously disclosed, the Company’s subsidiary, TotalStone, LLC (“TotalStone”) has a Revolving Credit Note (“Revolver”) available and outstanding pursuant to a Revolving Credit, Term Loan and Security Agreement, as amended (the “Revolving Credit Agreement”), with Berkshire Bank. The balance outstanding on the line of credit was $8.3 million as of September 30, 2025.

On December 19, 2025, TotalStone and Berkshire Bank entered into an amendment to the Revolving Credit Agreement pursuant to which the parties agreed to extend the maturity date of the Revolver to June 19, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2025	Capstone Holding Corp.

	By:	/s/ Matthew E. Lipman
	Name:	Matthew E. Lipman
	Title:	Chief Executive Officer

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